UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2007

MTC TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49890	02-0593816
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4032 Linden Avenue, Dayton, Ohio	45432
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 252-9199

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The information contained below under Item 2.03 is incorporated by reference under this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 30, 2007, MTC Technologies, Inc., an Ohio corporation and wholly owned subsidiary (the “Guarantor”) of MTC Technologies, Inc., a Delaware corporation (the “Registrant”), entered into a guaranty in connection with the issuance of $10 million in principal amount of Variable Rate Industrial Development Revenue Bonds (the “Bonds”) by the Industrial Development Board of the City of Albertville, Alabama (the “IDB”) on behalf of Aerospace Integration Corporation, a Florida corporation and wholly owned subsidiary of the Guarantor (“AIC”). The Bonds are being issued to finance the construction by AIC of an aircraft completion center at the Albertville, Alabama airport (the “Airport”). The parcel of land at the Airport on which such construction will occur has been leased to AIC by the City of Albertville, Alabama pursuant to a certain lease agreement (the “Ground Lease”).

Concurrently with the issuance of the Bonds, AIC has entered into a lease agreement with the IDB whereby AIC will complete the construction of and furnish the equipment for the aircraft completion center located at the Airport (the “Lease Agreement”). The Lease Agreement provides that AIC will make lease payments sufficient to pay the principal of and interest on the Bonds. The Bonds are secured by a direct pay letter of credit (the “Letter of Credit”) issued by National City Bank (the “Bank”), which expires on March 16, 2010 subject to extensions as agreed to by AIC and the Bank. To provide for the issuance of the Letter of Credit, AIC has entered into a reimbursement agreement (the “Reimbursement Agreement”) obligating AIC to pay the Bank for all drawings made on the Letter of Credit. In addition, the Guarantor has entered into a guaranty with the Bank guaranteeing the payment and performance of AIC under the Reimbursement Agreement. AIC’s obligations under the Reimbursement Agreement are secured by a mortgage of its leasehold interest in the Ground Lease and a security interest in its personal property. The Guarantor’s obligations under the Guaranty are secured by a security interest in its personal property.

The Registrant is not directly liable for any obligation with respect to the Bonds, the Letter of Credit or the Reimbursement Agreement. All collateral securing the reimbursement of draws on the Letter of Credit and the guaranty of such reimbursement obligations is being provided by AIC and the Guarantor, the principal operating subsidiary of the Registrant. The Bonds mature on March 1, 2018 (the “Maturity Date”) and provide for quarterly interest payments, the interest rate for which is determined on a weekly basis by the remarketing agent for the Bonds, NatCity Investments, Inc. AIC has the right to convert the variable weekly interest rates to a fixed interest rate upon written notice to the trustee for the Bonds, the Bank and NatCity Investments, Inc. Principal payments will be made on the Bonds beginning March 2008 and will continue through the Maturity Date (or such earlier date on which the Bonds may be redeemed). The Bonds may be redeemed at the option of AIC and are subject to mandatory redemption in the event that the interest on the Bonds is determined to be subject to income taxation under the Internal Revenue Code.

2

The Reimbursement Agreement contains customary events of default, including failure to make required payments when due, failure to comply with certain covenants, breaches of certain representations and warranties, certain events of bankruptcy and insolvency, amendments to the Ground Lease without the prior consent of the Bank, and an “event of default” under the senior credit facility among the Registrant and the Guarantor, as borrowers, the lenders party thereto and National City Bank, as administrative agent for such lenders. Upon any such event of default, the maturity of the Bonds can be accelerated, causing payment by National City Bank under the Letter of Credit and an immediate reimbursement obligation of AIC for the amount of accelerated Bonds pursuant to the Reimbursement Agreement.

Forward-Looking Statements: Portions of this Current Report on Form 8-K that are not statements of historical or current fact are forward-looking statements based on information currently available to management. The forward-looking statements in this Current Report involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause our actual results to differ materially from those anticipated include, but are not limited to, the following: risks related to the growth of our Flexible Acquisition and Sustainment Tool contract, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; changes in general economic and business conditions; and other factors set forth in our periodic reports filed with the United States Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTC TECHNOLOGIES, INC.

By:	/s/ Michael Gearhardt
Name:	Michael Gearhardt
Title:	Chief Financial Officer

Date: March 30, 2007